UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 31, 2006

WINTHROP GROWTH INVESTORS I LIMITED PARTNERSHIP

(Exact name of Registrant as specified in its charter)

Massachusetts	2-84760	04-2839837
(State or other jurisdiction	(Commission	(I.R.S. Employer
0f incorporation)	File Number)	Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01

Completion of Acquisition or Disposition of Assets.

Winthrop Growth Investors I Limited Partnership (the “Registrant”) owns a 99.9% interest in Meadow Wood Associates, a Florida general partnership (the “Partnership”). The Partnership owned Ashton Ridge Apartments, a 356-unit apartment complex located in Jacksonville, Florida (“Ashton Ridge”). On March 31, 2006, the Partnership sold its last remaining investment property, Ashton Ridge, to a third party, The Bethany Group, LLC, a California limited liability company (the “Purchaser”). The Purchaser purchased the property along with 11 other apartment complexes and one parcel of land, all of which are owned by entities affiliated with AIMCO Properties, L.P., which is an affiliate of the managing general partner of the Registrant. The total sales price for Ashton Ridge, the 11 other apartment complexes and the parcel of land was approximately $148,005,000, of which approximately $18,675,000 represents the sales price for Ashton Ridge. As a result of this sale the Registrant no longer holds an ownership interest in any investment property.

In accordance with the Amended and Restated Certificate and Agreement of Limited Partnership of the Registrant, the Registrant's managing general partner is evaluating the cash requirements of the Registrant to determine the portion of the net proceeds to be distributed to the Registrant's partners.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINTHROP GROWTH INVESTORS I LIMITED

PARTNERSHIP

By:

AIMCO/Winthrop Growth Investors I, GP, LLC

Managing General Partner

By:

/s/Martha L. Long

Martha L. Long

Senior Vice President

Date:

April 5, 2006